news
F I N A N C I A L
RELATIONS BOARD

                                                                                                                                                   RE:  NN, Inc.
                                                                                                                                                   2000 Waters Edge Drive
                                                                                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
November 1, 2007

NN, INC. REPORTS THIRD QUARTER 2007 RESULTS
Results include $5.0 million, or $0.30 per Diluted Share, in After-Tax Restructuring and Impairment Costs

Johnson City, Tenn., November 1, 2007 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2007.  The results include the operations of Whirlaway, which was acquired on December 1, 2006 and certain restructuring and impairment costs.

Net sales for the third quarter of 2007 totaled $99.0 million, an increase of $24.1 million or 32.2%, compared to net sales for the third quarter of 2006 of $74.9 million.  The acquisition of Whirlaway contributed $15.6 million of the increase.  The balance of the increase was primarily due to continued strong demand, mainly at our European operations of $4.0 million and the positive effect of currency translation of $3.8 million. Net loss for the third quarter of 2007 totaled $3.2 million, or $0.19 per diluted share, compared to net income of $2.6 million, or $0.15 per diluted share for the third quarter of 2006.  The 2007 third quarter includes the recording of approximately $5.0 million, or $0.30 per diluted share in after-tax restructuring and impairment costs.  Excluding the impact of Whirlaway’s $0.03 per diluted share loss, before restructuring and impairment costs recorded in the quarter, net income for the third quarter of 2007 would have been $2.4 million, or $0.14 per diluted share.

Net sales for the first nine months of 2007 were $314.3 million, an increase of $69.9 million or 28.6%, compared to net sales of $244.4 million for the first nine months of 2006.  The acquisition of Whirlaway contributed $50.7 million of the increase.  The positive effect of currency translation of $13.1 million and the net of volume increase and unfavorable pricing/mix issues of $6.1 million were also primary contributors to the increase in net sales for the nine month period of 2007.  Net loss for the first nine months of 2007 was $11.3 million, or $0.66 per diluted share compared to net income of $11.3 million, or $0.65 per diluted share for the first nine months of 2006.  The first nine months of 2007 include the recording of approximately $19.9 million, or $1.17 per diluted share in after-tax restructuring and impairment costs.  Excluding the impact of results for Whirlaway’s $0.06 per diluted share loss, before restructuring charges and impairment costs, net income would have been $9.7 million, or $0.57 per diluted share.  The first nine months of 2006 included an after-tax gain on the sale of land in Europe of $0.08 per diluted share, offset by an after-tax write-off of unused equipment of $0.04 per diluted share.

As a percentage of net sales, the third quarter of 2007 cost of products sold was 81.1% compared to 78.4% recorded for the prior year period.  Cost of products sold as a percentage of sales for the first nine months of 2007 was 80.0% compared to 77.6% for the same prior year period.  For both the third quarter and the first nine months of 2007, approximately 50% of the increase of cost of goods sold as a percentage of sales was attributed to the acquisition of our Whirlaway operation.  The remainder of the increase was due to inflation and price/mix issues mainly in our European operations.

Selling, general and administrative expenses were $8.4 million, or 8.5% of net sales for the third quarter of 2007 compared to $7.2 million or 9.6% of net sales for the third quarter of 2006.  The acquisition of Whirlaway accounted for $1.1 million of the increase.  For the first nine months of 2007, selling, general and administrative expenses were $27.4 million, or 8.7% of net sales compared to $21.9 million, or 9.0% of net sales for the same period in 2006.  The acquisition of Whirlaway accounted for the approximately $3.3 million of the increase and the remainder was due to increased stock option expense, professional fees and currency translation.

Mr. James Dorton, Vice President and Chief Financial Officer commented, “We previously stated in our second quarter earnings release that we would take steps to appropriately adjust our cost structure at our Precision Metal Bearing Components Division.  As anticipated most of this restructuring is taking place at the European operations of our Metal Bearing Components Division where we have been adjusting our global precision ball manufacturing to better take advantage of favorable cost structures at our Slovakian and Chinese ball manufacturing facilities.  During the second quarter of 2007, we recorded approximately $15.3 million ($14.9 million after tax or $0.87 per diluted share) of non-cash restructuring costs.  These costs included the write-down of certain excess production equipment and the impairment of goodwill and other intangible assets to levels supported by our projected cash flows after restructuring.”

Mr. Dorton continued, “At that time we also stated that we anticipated incurring approximately $0.9 million ($0.6 million after-tax, or $0.04 per diluted share) of cash charges for employment and legal expenses associated with this restructuring.  During the third quarter, we recorded approximately $1.3 million, or $0.07 per diluted share of cash charges associated with these expenses.  Additionally, after further evaluating certain intangible assets recorded in connection with the acquisition of Whirlaway, it was necessary to record the write-down of these intangible assets to their estimated realizable value and therefore recorded an additional non-cash, after-tax charge of $3.7 million or $0.22 per diluted share in restructuring and impairment costs.”

Mr. Dorton, Chief Financial Officer, concluded, “On September 13, 2007 we announced that our Board of Directors had authorized a new share repurchase program for the purchase of up to $25.0 million of the Company’s stock in the open market.  This new program which will be in effect for one year began on September 13, 2007 and takes the place of the program that expired in September of this year.  Under the expired program, we purchased 673,965 shares ($7.4 million) of the Company’s stock.  Under the new program, we have purchased 97,371 shares ($1.0 million) of the Company’s stock through the end of September 30, 2007.  We anticipate continuing to purchase shares under this program as market conditions and regulations allow.”

Roderick R. Baty, Chairman and Chief Executive Officer, commented, “In July of this year we announced that we would be revising our original 2007 full year earnings guidance from $0.98 to $1.04 per diluted share to $0.70 to $0.74 per diluted share before restructuring and impairment costs. This revised guidance was due to two main factors: sales weakness in the Metal Components Division (Whirlaway) associated with two pre-build issues with diesel engines and HVAC units and lower than anticipated revenues and profits from our manufacturing facility in China.  Although it is difficult to predict the timing regarding more favorable market conditions with respect to both markets, we do anticipate Whirlaway’s revenue in 2008 to return to profitable levels on the basis of new business awards with existing customers.”

Mr. Baty continued, “In regards to our operation in China, the reduced earnings are the result of issues related to the timing of revenues.  We have been awarded new business for the China operations and expect the majority of the timing issues we have experienced to be resolved late in 2007.  Currently, we are in the process of adding incremental capacity in China and obtaining the required customer approvals.  Additionally, we are continuing to make progress on the operations side of the business.”

Mr. Baty concluded, “We reconfirm our previously released guidance of $0.70 to $0.74 per diluted share before restructuring and other impairment costs for the full year of 2007. Although we will not provide full year revenue and earnings guidance for 2008 until February of 2008, we are in the final stages of our 2008 Business Plan development. We anticipate good revenue growth in our core Metal Bearing Components Division as well as in our newest Division, Precision Metal Components (Whirlaway).”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 14 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $330 million in 2006.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2006.

 (Financial Tables Follow)

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$99,021	$74,870	$314,267	$244,441
Cost of products sold (exclusive of depreciation shown separately below)	80,264	58,693	251,274	189,597
Selling, general and administrative	8,423	7,178	27,406	21,922
Depreciation and amortization	5,542	4,192	16,723	12,779
Gain on disposal of assets	(11)	--	(23)	(726)
Restructuring and impairment costs	7,069	--	22,338	--
Income (Loss) from operations	(2,266)	4,807	(3,451)	20,869

Interest expense, net	1,496	916	4,821	2,923
Other (income) expense	(154)	(550)	(150)	(310)
Income (Loss) before provision for income taxes	(3,608)	4,441	(8,122)	18,256
Provision for income taxes	(400)	1,808	3,150	6,908

Net income (Loss)	$(3,208)	$2,633	$(11,272)	$11,348

Diluted income per common share	$(0.19)	$0.15	$(0.66)	$0.65

Weighted average diluted shares	16,904	17,339	16,986	17,389

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2007	December 31, 2006
Assets
Current Assets:
Cash	$8,481	$11,681
Accounts receivable, net	71,420	63,442
Inventories, net	47,836	43,538
Other current assets	7,575	7,203
Total current assets	135,312	125,864

Property, plant and equipment, net	157,403	156,447
Goodwill and intangible assets, net	38,510	56,278
Other assets	7,574	4,112
Total assets	$338,799	$342,701

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,952	$52,576
Accrued salaries and wages	16,674	13,519
Current portion of long-term debt	2,437	851
Other liabilities	10,109	7,923
Total current liabilities	74,172	74,869

Deferred income taxes	20,643	16,334
Long-term debt	103,228	102,016
Other	17,015	16,313
Total liabilities	215,058	209,532

Total stockholders’ equity	123,741	133,169

Total liabilities and stockholders’ equity	$338,799	$342,701

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2007		Nine Months Ended September 30, 2007
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Loss	$(3,208)	$(0.19)	$(11,272)	$(0.66)
After-tax restructuring and impairment costs	5,022	0.30	19,895	1.17
After –tax loss of Whirlaway	574	0.03	1,035	0.06
Net income excluding restructuring and impairment costs and Whirlaway net loss	$2,388	$0.14	$9,658	$0.57